Exhibit 4.1

FARMERS NATIONAL BANC CORP.

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF CAPITAL STOCK

The following summary describes the terms and provisions of the capital stock of Farmers National Banc Corp., an Ohio corporation (the “Company,” “we”, “our,” and “us”). The following summary does not purport to be complete and is qualified in its entirety by reference to the Company’s Articles of Incorporation, as amended, and its Amended Code of Regulations (“collectively the “Corporate Governance Documents”), copies of which have been filed previously with the Securities and Exchange Commission and are incorporated herein by reference, and applicable provisions of Ohio law, in particular the provisions of Ohio General Corporation Law (the “OGCL”).

GENERAL

The Company’s authorized capital stock consists of 50,000,000 common shares, without par value. All of our outstanding common shares are fully paid and non-assessable.

COMMON SHARES

Exchange and Trading Symbol. Our common shares are listed on The NASDAQ Capital Market under the symbol “FMNB.”

Voting Rights. Each outstanding common share is entitled to one vote on all matters submitted to a vote of shareholders. Shareholders do not have the right to vote cumulatively in the election of directors. Under the current “plurality voting” standard of the OGCL, director nominees who receive the greatest number of affirmative votes are elected.

Dividends. Each outstanding common share will be entitled to such dividends as may be declared from time to time by the Company’s board of directors out of legally available funds.

Liquidation. In the event of the liquidation, dissolution or winding up of the Company, holders of the Company’s common shares will be entitled to their proportionate share of any assets remaining after payment of liabilities.

Other Rights and Preferences. Holders of the Company common shares have no right to convert or exchange their common shares into any other securities. No redemption or sinking fund provisions apply to the Company common shares.

As set forth in the Articles, holders of the Company common shares have pre-emptive rights, unless the common shares offered or sold are: (1) treasury shares; (2) issued as a share dividend; (3) issued or agreed to be issued for consideration other than money; (4) issued by the Company’s board of directors; (5) issued or agreed to be issued upon the conversion of convertible shares authorized in the Articles, or upon exercise of the conversion conferred and authorized by the Company’s board of directors; (6) offered to shareholders in satisfaction of their pre-emptive rights and not purchased by such shareholders, and thereupon issued and agreed to be issued for a consideration not less than that at which the common shares were so offered to shareholders, less reasonable expenses, compensation, or discount paid or allowed for sale, underwriting, or purchase of the common shares, unless by the affirmative vote or written order of the holders of two-thirds of the common shares otherwise entitled to such pre-emptive rights, the pre-emptive rights are restored as to any of such shares not theretofore issued or agreed to be issued; (7) released from pre-emptive rights by the affirmative vote or written consent of the holders of two-thirds of the shares entitled to such pre-emptive rights; and (8) released from pre-emptive rights by the affirmative vote or written consent of the holders of a majority of the common shares entitled to pre-emptive rights, for offering and sale, or the grant of options with respect thereto, to any or all employees of the Company or its subsidiary corporations or to a trustee on their behalf, under a plan adopted or to be adopted by the Company’s board of directors for that purpose.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

The authorized but unissued common shares may be issued without further shareholder approval. These shares may be used for a variety of corporate purposes, including future private or public offerings, to raise additional capital or facilitate acquisitions. The existence of authorized but unissued common shares could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy context or otherwise.

CORPORATE GOVERNANCE

Size of Board; Election of Directors. The number of directors shall not be less than five (5) nor more than twenty-five (25), the exact number of directors to be determined from time to time by a two-thirds majority vote of the whole board of directors or at any annual or special meeting of shareholders called for that purpose at which a quorum is present. The directors shall be elected at the annual meeting of shareholders in accordance with the provisions of the Amended Code of Regulations, except as provided in the Amended Code of Regulations, and each director elected shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any vacancy on the board of directors, whether through increase in the number of directors, death, resignation, disqualification, or other cause, may be filled by a vote of a majority of the remaining directors then in office. If the vacancy is created through an increase in the number of directors, the board of directors shall determine the class of such directorship. As described further below under “Anti-Takeover Effects of Charter Documents and Ohio Law – Classified Board of Directors,” the Company’s board of directors is classified.

Special Meetings of Shareholders. Special meetings of our shareholders may be called at any time by the chairman of our board of directors, by our president or a vice-president, by a majority of the board of directors acting with or without a meeting, or by persons who hold at least one-fourth of the outstanding common shares entitled to vote.

Written Consent. Any action that may be authorized or taken at a meeting of the shareholders or of the directors, as the case may be, may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by all the shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose, or all the directors, respectively, which writing or writings shall be filed with or entered upon the records of the Company.

Amendment of the Articles of Incorporation, as amended. The Articles of Incorporation, as amended, generally may be amended by the shareholders upon the affirmative vote of the holders of shares entitling them to exercise at least two-thirds (2/3) of the voting power of the Company on such proposal, except that an amendment of the provisions relating to certain “control share acquisitions” and “business combinations” described below under “Anti-Takeover Effects of Charter Documents and Ohio Law” requires the affirmative vote of seventy-five percent (75%) of the voting power of the Company.

Amendment of the Amended Code of Regulations. The Amended Code of Regulations may be amended by (i) the board of directors to the extent permitted by the OGCL, or (ii) the shareholders, upon the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power on such proposal, except that an amendment of the provisions relating to the classified board described below under “Anti-Takeover Effects of Charter Documents and OGCL” requires the affirmative vote of at least two-thirds (2/3) of the voting power of the Company.

ANTI-TAKEOVER EFFECTS OF CHARTER DOCUMENTS AND OGCL

There are provisions in the Company’s Corporate Governance Documents, and in the OGCL, that could discourage potential takeover attempts and make attempts by shareholders to change management more difficult.

Classified Board of Directors. The Articles provide for the Company’s board of directors to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the Company’s board of directors will be elected by the shareholders each year. This classification system makes it more difficult to replace a majority of the directors and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of the Company. It also may maintain the incumbency of the Company’s board of directors.

Business Combinations. Subject to certain exceptions, the Articles prohibit the Company from consummating a “Business Combination” except with the approval by the affirmative vote of the holders of shares entitling them to exercise at least 80% of the voting power of the Company. In the case of any Business Combination that has been approved by a vote of at least two-thirds of the Company’s disinterested directors, and which those directors have determined to be fair and equitable to all shareholders, may be consummated with the approval by the affirmative vote of the holders of shares entitling them to exercise at least two-thirds of the voting power of the Company. The Company’s Articles define a “Business Combination” to mean any: (i) merger or consolidation of the Company; (ii) sale, lease exchange, transfer or other disposition of all or substantially all of the Company’s assets; (iii) adoption of any plan of liquidation and dissolution of the Company; or (iv) reclassification of securities, recapitalization or reorganization which would increase, directly or indirectly, the proportionate equity interest or control by an acquiring entity (excluding any such transaction with an entity controlled by the Company).

Acquisitions of More Than 10% of the Company’s Voting Power. Subject to certain exceptions, the Articles provide that in no event may any person, partnership, corporation, trust, association or other entity, acting individually, collectively or in concert with a joint or common interest, seek to acquire directly or indirectly, common shares which would entitle such acquiring entity, immediately after such acquisition, either directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power of the Company (a “control share acquisition”) unless the acquiring entity has obtained prior authorization of the shareholders at a special meeting called for such purpose. The board of directors shall call a special meeting of shareholders for voting on the proposed control share acquisition to be held within 50 days after the receipt by the Company of a statement from the acquiring entity providing certain information as set forth in the Articles, including that the acquiring entity has received all necessary regulatory approvals and consents to make such control share acquisition and that the proposed control share acquisition, if consummated, will not be contrary to law. The board of directors has no obligation to call such a meeting if it determines in good faith by a vote of at least two-thirds of the entire board that the proposed control share acquisition is contrary to law or cannot be consummated for financial reasons.

A control share acquisition may not be made or consummated until the proposed control share acquisition has been approved by the shareholders of the Company at a special meeting called for such purpose. If the board of directors, by a vote of at least two-thirds of the entire board, determines that the proposed control share acquisition will be made to all of the Company shareholders at the same time on a uniform and fair basis, for all of the outstanding shares other than those shares which are already owned by the acquiring entity, the proposed control share acquisition must be approved by the affirmative vote of the holders of shares entitling them to exercise at least a two-thirds majority of the voting power and by the affirmative vote of the holders of shares entitling them to exercise at least a two-thirds majority of such voting power excluding: (i) shares which are already owned by the acquiring entity; (ii) shares which the acquiring entity has the right to vote, acquire, or control; and (iii) shares owned by the Company employees who are also the Company directors.

Unless such a determination is made by the requisite vote of the board of directors, the proposed control share acquisition must be approved by the affirmative vote of the holders of shares entitling them to exercise at least 80% of the voting power and by the affirmative vote of the holders of shares entitling them to exercise at least 80% of that portion of such voting power excluding: (i) shares which are already owned by the acquiring entity; (ii) shares which the acquiring entity has the right to vote, acquire, or control; and (iii) shares owned by the Company employees who are also the Company’s directors.

Any control share acquisition which is authorized as set out above must be consummated in accordance with the terms set forth in the acquiring entity’s statement to us within 180 days following such shareholder approval.

Any shares acquired in a control share acquisition not authorized as provided above will be excluded from voting in any subsequent meeting of the shareholders. Additionally, the Secretary will direct the transfer agent to refuse to transfer shares on the Company books which represent shares acquired in a control share acquisition not authorized as provided above.

Ohio Control Share Statute. Section 1701.831 of the OGCL requires the prior authorization of the shareholders of an issuing public corporation in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of one-fifth or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power.

A person proposing to make an acquisition of common shares subject to Section 1701.831 of the OGCL must deliver to the issuing public corporation a statement disclosing, among other things: (i) the number of common shares owned, directly or indirectly, by the person; (ii) the range of voting power that may result from the proposed acquisition; and (iii) the identity of the acquiring person.

Within 10 days after receiving this statement, the issuing public corporation must call a special meeting of shareholders to vote on the proposed share acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitle to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the issuing public corporation as well as by certain others, including many holders commonly characterized as arbitrageurs.

Section 1701.831 does not apply to a corporation if its articles of incorporation or code of regulations state that it does not apply. Pursuant to the Articles, Section 1701.831 of the OGCL does not currently apply to the Company; however, the Articles currently contain more stringent control share acquisition restrictions, which are described in more detail above. In the event that the control share acquisition provisions of the Company’s Articles are found to be unenforceable, the Articles provide that Section 1701.831 of the OGCL shall apply to the Company.

Ohio Merger Moratorium Statute. The Company is an “issuing public corporation” as defined under the OGCL. Chapter 1704 of the OGCL governs transactions between an issuing public corporation and: (i) an “interested shareholder,” which, generally, means someone who becomes a beneficial owner of 10% or more of the shares of a corporation without the prior approval of the board of directors of the corporation; and (ii) persons affiliated or associated with an interested shareholder.

For at least three years after an interested shareholder becomes such, the following transactions are prohibited if they involve both an issuing public corporation and either an interested shareholder or anyone affiliated or associated with an interested shareholder: (i) the disposition or acquisition of any interest in assets; (ii) mergers, consolidations, combinations and majority share acquisitions; (iii) voluntary dissolutions or liquidations; and (iv) the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the outstanding shares.

Subsequent to the three-year period, these transactions may take place provided that either of the following conditions are satisfied: (i) the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation, or a different proportion set forth in the articles of incorporation, including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or (ii) the business combination results in shareholders, other than the interested shareholder, receiving a fair price, as determined by Section 1704.03(A)(4), for their shares.

If, prior to the acquisition of shares by which a person becomes an interested shareholder, the board of directors of the corporation approves the transaction by which the person would become an interested shareholder, then Chapter 1704’s prohibition does not apply. The prohibition imposed by Chapter 1704 continues indefinitely after the initial three-year period unless the subject transaction is approved by the requisite vote of the shareholders or satisfies statutory conditions relating to the fairness of consideration received by shareholders, other than the interested shareholder.

Chapter 1704 does not apply to a corporation if its articles of incorporation or code of regulations state that it does not apply. The Company has not opted out of the application of this statute.

Requirements for Advance Notification of Shareholder Nominations and Proposals. Our Amended Code of Regulations establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The advance notice provisions require that a shareholder proposal for a director nomination be received by the secretary of the Company not less than 90 days nor more than 120 days prior to the date of the annual meeting of shareholders as publicly announced at least 90 days in advance of such meeting. In the event that the annual meeting is not publicly disclosed at least 90 days in advance, notice by the shareholder must be delivered or mailed no later than the cloe of busines on the 7th day following the date public disclosure was made. A shareholder’s notice to the secretary shall set forth such information described in our Amended Code of Regulations and such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure and disregard a defective nomination.